Exhibit 99

Investor Contact:
Kiley Fleming
(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED SALES FOR THE MONTH OF MARCH

GOODLETTSVILLE, Tenn. - April 12, 2001 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the five-week fiscal period ended April 6, 2001, equaled $461.3 million compared with $384.0 million for the five-week period ended March 31, 2000, an increase of 20.2 percent. Due to the Company's 53-week fiscal year in 2000, the Company's fiscal and calendar periods in 2001 do not coincide. For the five-week calendar period ended April 6, 2001, total sales increased 19.9 percent and same-store sales increased 6.5 percent compared with a 3.1 percent increase in same-store sales for the five-week period ended April 7, 2000.

For the nine-week fiscal period ended April 6, 2001, Dollar General total retail sales increased 19.9 percent to $828.5 million from $691.2 million for the nine-week period ended March 31, 2000. For the nine-week calendar period ended April 6, 2001, total sales increased 19.1 percent and same-store sales increased
5.7 percent compared with a 5.0 percent increase in same-store sales for the nine-week period ended April 7, 2000. The Company also announced the opening of its seventh distribution center in Zanesville, Ohio. The Ohio facility is the Company's fifth to open in five years. The 1.2 million square foot distribution center will serve stores located in the Company's northeastern markets with the capacity to serve more than 1,000 stores.

Sales and Earnings Outlook:

For the four-week fiscal period of April ending May 4, 2001, the Company expects total sales to increase 19-22 percent. For the four-week calendar period, same-store sales are expected to increase 6-9 percent compared with a 0.8 percent decrease in same-store sales for the four-week period ended May 5, 2000. April sales will be released on Thursday, May 10, 2001. Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

For the first quarter ending May 4, 2001, total company revenues and same-store sales are expected to increase 19-21 percent and 6-7 percent, respectively, as compared with the first quarter of 2000. The Company anticipates opening 200-250 stores in the quarter. Gross profit as a percentage of net sales is expected to decrease 0.50-0.60% compared with 2000, as a result of strong sales of low margin, highly consumable merchandise. Management anticipates operating expenses as a percentage of net sales will increase 0.20-0.35% compared with 2000, reflecting a planned investment in store labor and higher than expected utility expense. Interest expense as a percentage of net sales is expected to increase approximately 0.20%, reflecting higher borrowings and higher interest rates on longer-term financing compared with the first quarter of last year. The tax rate is expected to be approximately 36.25%. Using this guidance, management expects to report earnings per share of $0.13-0.14 for the first quarter ending May 4, 2001.

Dollar General operates more than 5,000 neighborhood stores in 25 states.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements as a result of certain risks and uncertainties, including, but not limited to, general transportation and distribution delays or interruptions, inventory risks due to shifts in market demand, changes in product mix, interruptions in suppliers' business, fuel price and interest rate fluctuations, and costs and delays associated with building, opening and operating new distribution centers ("DCs") and stores. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

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